EXHIBIT 99.2

SECURITIES PURCHASE AGREEMENT

Dated December 23, 2022

among

Mercurity Fintech Holding Inc.

and

The Purchaser Set Forth on the Signature Pages

Section 7.09	Severability	16
Section 7.10	Fees and Expenses	16
Section 7.11	Reserved	16
Section 7.12	Reserved	16
Section 7.13	Termination	16
Section 7.14	Headings	16
Section 7.15	Execution in Counterparts	17
Section 7.16	Reserved	17
Section 7.17	Waiver	17
Section 7.18	Adjustment of Share Numbers	17
Exhibit	A Ordinary Share Purchase Warrants

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated December 23, 2022 is entered into by and among (i) Mercurity Fintech Holding Inc., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), and (ii) the Person whose name is set forth on the signature page hereto (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser desires to subscribe for and purchase, and the Company desires to issue and sell, certain number of Ordinary Shares (as defined below) pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the Purchaser desires to subscribe for and purchase, and the Company desires to issue and sell, the Warrants (as defined below), in the form attached hereto as Exhibit A, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

ARTICLE I

DEFINITION AND INTERPRETATION

Section 1.01 Definition, Interpretation and Rules of Construction

(a)       As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, nor any of its Subsidiaries shall be considered an Affiliate of the Purchaser. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the state of New York are required or authorized by law or executive order to be closed.

“Company Fundamental Warranties” means any representations and warranties of the Company contained in Section 4.01(a) to 4.01(j).

“Company SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC.

“Condition” means any condition to any Party’s obligation to effect the Closing as set forth in Article III, and collectively, the “Conditions.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any supranational, national, provincial, state, municipal, local or other government, whether U.S. or any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self- regulatory agency (including any stock exchange).

“Material Adverse Effect” with respect to a Party means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, business or operations of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its obligations hereunder and thereunder; provided that in determining whether a Material Adverse Effect has occurred under clause (i) above, there shall be excluded any events, facts, circumstances or occurrences relating to or arising in connection with (a) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such Party and its Subsidiaries), (b) changes in general economic and market conditions and capital market conditions or changes affecting any of the industries in which such Party and its Subsidiaries operate generally (in each case to the extent not materially disproportionately affecting such Party and its Subsidiaries),

(c)       the announcement or disclosure of this Agreement or any other Transaction Agreement or the consummation of the transactions hereunder or thereunder, or any act or omission required or specifically permitted by this Agreement and/or any other Transaction Agreement; (d) any pandemic (including the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition)), earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (e) in the case of the Company, any failure to meet any internal or public projections, forecasts, or guidance, or

(f)       in the case of the Company, any change in the Company’s stock price or trading volume, in and of itself; provided further that the underlying causes giving rise to or contributing to any such change or failure under sub-clause (e) or (f) shall not be excluded in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of sub-clauses (a) through (d).

“Nasdaq” means The Nasdaq Stock Market.

“Ordinary Shares” means the ordinary shares, par value US$0.00001 per share, in the share capital of the Company.

“Parties” means, collectively, the Company and the Purchaser.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Purchaser Fundamental Warranties” means any representations and warranties of the Purchaser contained in Section 4.02(a) to Section 4.02(e).

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subsidiary” of a Party means any organization or entity, whether incorporated or unincorporated, which is controlled by such Party and, for the avoidance of doubt, the Subsidiaries of a Party shall include any variable interest entity over which such Party or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Party in accordance with generally accepted accounting principles applicable to such Party and any Subsidiaries of such variable interest entity.

“Subject Securities” means, collectively, the Subscription Shares and the Warrants.

“Transaction Agreements” means, collectively, this Agreement, the Warrants and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTC Markets (or any successors to any of the foregoing).

“Warrants” means the warrants and any replacement warrants to purchase Ordinary Shares of the Company at the exercise price per Ordinary Share provided therein to be issued by the Company to the Purchaser on the Closing Date in the form attached hereto as Exhibit A.

“Warrant Shares” means the Ordinary Shares that will be issued upon exercise of the Warrants pursuant to the terms set forth in the form attached hereto as Exhibit A.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Bankruptcy and Equity Exception	Section 4.01(b)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Company	Preamble
Company Indemnitees	Section 6.01(b)
Deductible	Section 6.03(a)
Encumbrances	Section 4.01(d)
Indemnified Party	Section 6.02(a)
Indemnifying Party	Section 6.02(a)
Losses	Section 6.01(a)
Per Unit Purchase Price	Section 2.01
Purchase Price	Section 2.01
Purchaser	Preamble
Subscription Shares	Section 2.01
Third Party Claim	Section 6.02(b)

(c)       In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)        The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(ii)       When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or clause, such reference is to an Article, Section, Exhibit, Schedule or clause of this Agreement.

(iii)       The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(iv)         Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(v)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vi)         All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(vii)        The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii)       The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(ix)         The term “$” or “US$” means United States Dollars.

(x)          The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(xi)          References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

(xii)         A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(xiii)        References herein to any gender include the other gender.

(xiv)       The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of Securities.

Upon the terms and subject to the conditions of this Agreement and subject to Applicable Laws, at Closing (as defined below), the Purchaser hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Purchaser, the number of units, each consisting of one Ordinary Share and three warrants with each warrant entitling the holder to purchase one (1) Ordinary Share, at the Per Unit Purchase Price defined below, as set forth opposite such Purchaser’s name on the signature page (with respect to such Purchaser, its “Subscription Shares” and “Warrants”) for an aggregate subscription price as set forth on such Purchaser’s signature page (with respect to such Purchaser, its “Purchase Price”). The Per Unit Purchase Price shall be $0.00110, equal to fifty percent (50%) of the average closing price per ADR during a period of thirty (30) consecutive Trading Days immediately before the date of December 16, 2022 (included) divided by three hundred sixty (360), with the closing price of the American Depositary Receipts (“ADRs”) reported by Bloomberg L.P. For the purpose of this Agreement, a “Trading Day” shall mean a day on which trading in the Ordinary Shares or ADRs generally occurs on the Nasdaq or, if the Ordinary Shares or ADRs are not then listed on the Nasdaq, on other principal U.S. national or regional securities exchange on which the Ordinary Shares or ADRs are then listed or, if the Ordinary Shares or ADRs are not then listed on a U.S. national or regional securities exchange, on other principal market on which the Ordinary Shares or ADRs are then traded; provided that if the Ordinary Shares or ADRs are not so listed or traded, “Trading Day” means a Business Day.

Section 2.02 Closing.

(a)       Closing. Subject to satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the relevant Conditions, of all the Conditions (other than Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at Closing), the closing of the sale and purchase of the Subject Securities pursuant to this Section 2.02(a) (the “Closing”) shall take place remotely by electronic means (i) within ten (10) Business Days after the date on which the Conditions (other than the Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at the Closing) are satisfied, or (ii) on any other date as may be agreed by the Purchaser and the Company in writing (the “Closing Date”); provided that the Closing Date shall be no later than December 30, 2022.

(b)       Payment and Delivery. At Closing,

(i)      the Purchaser shall deliver to the Company the Purchase Price in the U.S. Dollars set forth on the Purchaser’s signature page pursuant to the wiring instruction set forth below.

Wiring instruction to the Company:

Beneficiary’s Name: Mercurity Fintech Holding Inc.

(ii)    the Company shall deliver to the Purchaser:

(1)       a copy of the duly executed share certificate representing the Subscription Shares registered in the name of such Purchaser (the original copy of which shall be delivered to the Purchaser as soon as practicable following the Closing Date);

(2)       an updated certified true copy of the register of members of the Company evidencing the ownership of the Subscription Shares by such Purchaser; and

(3)       a copy of the Warrants in the form attached hereto as Exhibit A, duly executed by the Company.

(c)       Restrictive Legend. The Purchaser’s certificate representing Subscription Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR TO ANY “U.S. PERSON,” AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING ACQUISITION OF THE SECURITY BY THE HOLDER THEREOF. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.01 Conditions to Obligations of All Parties.

(a)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Transaction Agreements.

(b)       No action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Agreements.

Section 3.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to subscribe for, purchase and pay for the Subject Securities as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by such Purchaser in its sole discretion:

(a)       The Company Fundamental Warranties shall have been true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date). Other representations and warranties of the Company contained in Section 4.01 of this Agreement shall have been true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar qualifications, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(b)       The Company shall have duly executed and delivered or shall have caused to be duly executed and delivered each Transaction Agreement to which it is a party to the Purchaser at or prior to Closing.

Section 3.03 Conditions to Obligations of the Company. The obligations of the Company to issue and sell the Subject Securities to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions with respect to such Purchaser, any of which may be waived in writing by the Company in its sole discretion:

(a)       The Purchaser Fundamental Warranties shall have been true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date). Other representations and warranties of the Purchaser contained in Section 4.02 of this Agreement shall have been true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar qualifications, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(b)       The Purchaser shall have performed and complied with all, and not be in breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date, including making the payments of the Purchase Price to the Company.

(c)       The Purchaser shall have duly executed and delivered each Transaction Agreement to which it is a party to the Company at or prior to Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Company SEC Documents:

(a)       Due Formation. The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b)       Authority; Valid Agreement. The Company has all requisite legal power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each other agreement, certificate, document and instrument to be executed by the Company pursuant to this Agreement and each other Transaction Agreement. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each other Transaction Agreement to which it is a party will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the relevant Purchaser(s), constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

(c)       Capitalization. The authorized capital stock of the Company is US$250,000 divided into 25,000,000,000 Ordinary Shares with a par value of US$0.00001 each. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right.

(d)       Valid Issuance. The Subject Securities have been duly and validly authorized for issuance by the Company. The Ordinary Shares that will be issued upon exercise of the Warrants pursuant to the terms therein (the “Warrant Shares”) and the Subscription Shares, when issued and delivered by the Company to the Purchaser and registered in the register of members of the Company will (i) be duly and validly issued, fully paid and non- assessable, (ii) rank pari passu with, and carry the same rights in all respects as, the other Ordinary Shares then in issue, (iii) be entitled to all dividends and other distributions declared, paid or made thereon, and (iv) free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre- emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or as disclosed in the Company SEC Documents or created by virtue of the transactions under this Agreement (collectively, the “Encumbrances”).

(e)       Non-contravention. None of the execution and the delivery of this Agreement and other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Company, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of any Encumbrances under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries’ assets are subject, except, in the case of (ii) and (iii) above, for such conflicts, breach, defaults, rights or violations, which would not reasonably be expected to result in a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of the Transaction Agreements or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(f)        Consents and Approvals. None of the execution and delivery by the Company of this Agreement or any Transaction Agreement, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or other Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date and except for any filing or notification required to made with the SEC or the Nasdaq regarding the issuance of the Subject Securities.

(g)       Reserved.

(h)       Litigation. Except as disclosed in the Company SEC Documents and to the knowledge of the Company there are no pending or threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other person against the Company or any of its Subsidiaries, which would, individually or in the aggregate, have a Material Adverse Effect.

(i)        Reserved.

(j)         No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms thereof.

Section 4.02 Representations and Warranties of The Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Dates to the Company as follows (unless as of a specific date therein):

(a)       Organization; Authority. The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Agreements and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Agreements and performance by the Purchaser of the transactions contemplated by the Transaction Agreements have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Agreement to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)       Own Account. The Purchaser is acquiring the Subject Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Subject Securities (this representation and warranty not limiting the Purchaser’s right to sell the Subject Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Subject Securities hereunder in the ordinary course of its business.

(c)       Purchaser Status.

i.	The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S. Such Purchaser has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, either:

(i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d)       Experience of The Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Subject Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Subject Securities and, at the present time, is able to afford a complete loss of such investment.

(e)       Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements (including all exhibits and schedules thereto) and the Company SEC Documents and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Subject Securities and the merits and risks of investing in the Subject Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

ARTICLE V

OTHER AGREEMENTS OF THE PARTIES

Section 5.01 Reserved.

Section 5.02 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any of its Subscription Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the forty (40) days following its Closing Date.

Section 5.03 Further Assurances. From the date of this Agreement until the Closing Date, the Company and such Purchaser shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby with respect to such Purchaser.

Section 5.04 Reservation of Shares. The Company shall ensure that it has sufficient number of duly authorized Ordinary Shares to comply with its obligations to issue the Subscription Shares and the Warrant Shares pursuant to the terms of the Transaction Agreements.

Section 5.05 Reserved.

Section 5.06 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of. the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 5.07 Securities Laws Disclosure; Publicity. Within the time required by the Exchange Act, the Company shall file a Current Report on Form 6-K, including the Transaction Agreements as exhibits thereto, with the SEC.

Section 5.08 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification.

(a)       Indemnification by the Company. From and after the Closing Date and subject to Section 6.03, the Company shall indemnify and hold the Purchaser harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, cost and expenses, including but not limited to any investigative, legal and other expenses (collectively, “Losses”) incurred by such Purchaser as a result of or arising out of: (i) breach of any representation or warranty of the Company contained in Section 4.01; or (ii) violation or nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement.

(b)            Indemnification by the Purchaser. From and after the Closing Date and subject to Section 6.03, the Purchaser shall indemnify and hold the Company, its Affiliates and their respective directors, officers, agents, successors and assigns (the “Company Indemnitees”) harmless from and against any Losses incurred by any Company Indemnitee as a result of or arising out of: (i) breach of any representation or warranty of such Purchaser contained in Section 4.02; or (ii) violation or nonperformance, partial or total, of any covenant or agreement of such Purchaser contained in this Agreement.

(c)       The amount of any and all Losses under this Article VI shall be determined net of any insurance or other indemnification proceeds received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and any increased insurance costs resulting from such claim, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time, and only after first applying any available insurance to the portion of a Loss that is not indemnified hereunder.

Section 6.02 Procedures Relating to Indemnification.

(a)       Any party seeking indemnification under Section 6.01 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the factual basis of the claim to the extent known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

(b)       If an Indemnified Party shall receive notice of any claim or demand asserted by a third party (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided that that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 6.03 Limitation on Liability. Absent fraud, intentional misrepresentation or willful breach:

(a)      In no event shall any Indemnified Party be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 6.01(a)(i) (other than Company Fundamental Warranties) or 6.01(b)(i) (other than Purchaser Fundamental Warranties) unless and until the aggregate amount of all Losses suffered or incurred by the Indemnified Party thereunder exceeds five percent (5%) of the Purchase Price (in the event the Indemnified Party is a Company Indemnitee) or five percent (5%) of the Purchase Price (in the event the Indemnified Party is a Purchaser), as applicable (the “Deductible”), in which case the Indemnifying Party shall be liable only for Losses in excess of the Deductible.

(b)       the maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by the Indemnified Parties pursuant to Section 6.01(a)(i) (other than Company Fundamental Warranties) or 6.01(b)(i) (other than Purchaser Fundamental Warranties) shall not in any event be greater than the Purchase Price (in the event the Indemnified Party is a Purchaser) or the Purchase Price (in the event the Indemnified Party is a Company Indemnitee), as applicable.

(c)       Reserved.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Venue. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Agreements (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the Borough of Manhattan, New York, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

Section 7.02 Governing Law. This Agreement and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of New York to the rights and duties of the Parties hereunder.

Section 7.03 No Third Party Beneficiaries. A person who is not a party to this Agreement has no right to enforce any term of this Agreement.

Section 7.04 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 7.05 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 7.06 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned, as between the Purchaser and the Company, without the express written consent of such Purchaser and the Company. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.07 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

If to the Company:

Mercurity Fintech Holding Inc.

Address:	Room 1215, FIYTA Technology Building, Gaoxin South, Road One, Nanshan District, Shenzhen, 518000, Guangdong Province, People’s Republic of China
Email:	qbit@mercurityfintech.com
Attention:	Shi Qiu

With a copy to the Company’s Counsel at (which shall not constitute notice):

Address:	1185 Avenue of the Americas, 31st Floor, New York, New York 10036
Email:	hlou@SRF.LAW
Attention:	Huan Lou

If to the Purchaser: see the Purchaser’s signature page.

Any Party may change its address for purposes of this Section 7.07 by giving the other Parties hereto written notice of the new address in the manner set forth above. For the avoidance of doubt, only notice delivered to the address and person of the Parties to this Agreement shall constitute effective notice to such Party for the purposes of this Agreement.

Section 7.08 Entire Agreement. This Agreement and the other Transaction Agreements including the schedules and exhibits hereto and thereto constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby are merged and superseded by this Agreement and the other Transaction Agreements.

Section 7.09 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 7.10 Fees and Expenses. The expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors, shall be the responsibility of the Party incurring such expenses.

Section 7.11 Reserved.

Section 7.12 Reserved.

Section 7.13 Termination.

(a)       This Agreement shall automatically terminate as between the Company and the Purchaser upon the earliest to occur of:

(i)        the written consent of each of the Company and such Purchaser; or

(ii)       by the Company or such Purchaser in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements and such judgment or other action shall have become final and non-appealable.

(b)       Upon the termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Sections 7.02 and 7.07 hereof, which shall survive any termination under this Section 7.13; provided that neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of (i) fraud or (ii) any breach of this Agreement prior to such termination.

Section 7.14 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.15 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 7.16 Reserved.

Section 7.17 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 7.18 Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the ordinary shares referred to in this Agreement, then, in any such event, the numbers and types of shares referred to in this Agreement shall be equitably adjusted as appropriate to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Mercurity Fintech Holding Inc.

By:	/s/ Shi Qiu
Name:	Shi Qiu
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

ORDINARY SHARE PURCHASE WARRANTS

Exhibit A

Warrant No.:    7

Date of Issuance: December 23, 2022 (the “Issuance Date”)

WARRANT TO PURCHASE ORDINARY SHARES

OF

MERCURITY FINTECH HOLDING INC.

This Warrant (the “Warrant”) certifies that, for value received, Hanqi Li and/or such entity that such person may designate in accordance with the Securities Purchase Agreement (as defined below) shall collectively be referred to as the “Holder”) is entitled to purchase 4,545,454,546 ordinary shares, with par value US$0.00001 per share (the “Ordinary Shares”) of Mercurity Fintech Holding Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), on the terms set forth herein.

This Warrant is issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated as of December 23, 2022 and entered into among the Company, the Holder and certain other parties thereto. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

1.	Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby grants the Holder the right to purchase from the Company up to 13,636,363,638 Ordinary Shares (the “Warrant Shares”), equal to 300% of the amount of the Ordinary Shares that the Holder has purchased pursuant to the Purchase Agreement, at the Exercise Price (as defined below), subject to adjustments and conditions as provided herein.

2.	Exercise.

(a)	Exercise Price. Unless otherwise mutually agreed by the Holder and the Company, and subject to adjustments and conditions as provided herein, the per share purchase price for the Warrant Shares shall be US$ 1/360th per ordinary share subject to adjustments specified in Section 4 of this Warrant (the “Exercise Price”).

Notwithstanding any adjustment made in accordance with this Warrant or anything to the contrary in this Warrant, the aggregate Exercise Price shall in no event be less than the aggregate par value of the Warrant Shares at the time of exercise (the “Minimum Consideration”).

(b)       Exercise Period. Unless otherwise agreed by the Holder and the Company, this Warrant is exercisable, in whole but not in part, by the Holder for a period of three years (the “Exercise Period”) commencing on the Issuance Date, provided that i) the closing price of the American Depositary Receipts (the “ADRs”), each representing 360 ordinary shares, is one dollar ($1.00) or more on each day during a period of at least twenty (20) consecutive Trading Days after not including the Issuance Date, if and with the closing price of the ADRs is being reported by Bloomberg L.P. and the ADRs are traded on a U.S. national or regional securities exchange, or ii) the closing price of the ordinary shares is one/three hundred sixtieth ($1/360th) or more on each day during a period of at least twenty (20) consecutive Trading Days after not including the Issuance Date, if and with the closing price of the ordinary shares is being reported by Bloomberg L.P. and the ordinary shares are traded on a U.S. national or regional securities exchange. For the purpose of this Warrant, “Trading Day” shall mean a day on which trading in the Ordinary Shares generally occurs on the Nasdaq or, if the Ordinary Shares are not then listed on the Nasdaq, on other principal U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on other principal market on which the Ordinary Shares are then traded; provided that if the Ordinary Shares are not so listed or traded, “Trading Day” means a Business Day.

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(c)       Form of Payment. Subject to Sections 2(a) and 2(d), the aggregate Exercise Price for the Warrant Shares may be settled no later than the close of business on the fifth (5th) Business Day following the receipt of the Notice of Exercise (as defined below) by the Company from the Holder, by wire transfer of immediately available funds in U.S. dollars to such bank account designated in writing by the Company.

(d)	Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =    as applicable: (i) the closing price on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is both executed and delivered pursuant to Section 9 hereof on a day that is not a Trading Day, (ii) the closing price on such Trading Day if the Notice of Exercise is both executed and delivered pursuant to Section 9 hereof on a Trading Day prior to the closing of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (iii) the closing price on the Trading Day immediately after the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 9 hereof after the close of “regular trading hours” on such Trading Day;

(B) =      the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =     the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(d).

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(e)       Issuance of Certificates; Acknowledgement. The exercise of this Warrant shall be effected by the delivery of this Warrant, together with a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A, to the Company (the “Notice of Exercise”) and the payment of the Exercise price in accordance with Section 2(c) or without payment pursuant to Section 2(d). The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date the aggregate Exercise Price for the Warrant Shares is paid to the Company. The Company shall deliver to the Holder within five (5) Business Days after its receipt of the executed Notice of Exercise: (i) a duly executed share certificate representing the Warrant Shares, and (ii) a certified true copy of the updated register of members of the Company reflecting the Holder’s ownership of the Warrant Shares, provided, however, that the aggregate Exercise Price shall be paid in accordance with Section 2(c) or the Warrants are exercised in a cashless manner as set forth in Section 2(d).

3.         Reservation of Shares. The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and after payment of the aggregate Exercise Price in accordance with Section 2(c) or without payment pursuant to Section 2(d), be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof, except as provided under Applicable Laws, this Warrant and the memorandum and articles of association of the Company then in effect. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved a sufficient number of Ordinary Shares to provide for the exercise of the rights represented by this Warrant.

4.         Adjustment of Exercise Price and Warrant. The Exercise Price and/or Warrant shall be subject to adjustment from time to time as follows:

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(a)	Share Splits, Share Subdivisions, Dividends or Combinations. In the event the Company shall at any time, or from time to time, effect a split or subdivision of the outstanding Ordinary Shares, the Exercise Price of this Warrant shall be proportionally decreased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any such share split or subdivision of the Ordinary Shares. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Exercise Price of this Warrant shall be proportionally increased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any such combination of the Ordinary Shares. Any adjustment under this paragraph shall become effective at the close of business on the date the share split, subdivision or combination becomes effective.

(b)	Dividends or Distributions of Shares or Other Securities or Property. In the event the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) payable in (i) shares or other securities of the Company; or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall not be entitled to receive, in addition to the Ordinary Shares (or such other shares or securities) issuable on such exercise prior to such date, the additional shares or other securities of the Company or such other assets during such period giving effect to all adjustments called for by this Section 4(b).

(c)	Reclassification. If the Company, by reclassification of shares or otherwise, shall change any of the shares as to which purchase rights under this Warrant exist into the same or a different number of shares of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of shares as would have been issuable as the result of such change with respect to the shares that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be equitably adjusted, all subject to further adjustment as provided in this Section 4.

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(d)	Capital Reorganization, Merger or Consolidation. In case of any reorganization of the share capital of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, during the period specified herein and upon payment in accordance with Section 2(c) or without payment pursuant to Section 2(d), the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers of the shares or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Company’s board of directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(e)	Notice of Adjustment. The Company shall promptly give the Holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.         Transfers of Warrant. This Warrant and all rights and obligations hereunder may not be transferred or assigned in whole or in part by the Holder (subject to compliance with the Securities Act, other applicable securities laws and constitutional documents of the Company) without the prior written consent of the Company.

6.         Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the event of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the event of any such mutilation upon surrender and cancellation of such Warrant, the Company will execute and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

7.         Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

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8.         Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

9.         Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the Company or Holder, as applicable, given in accordance with this Section 9). Where such notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre- paying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as provided above.

If notice to the Company:

Mercurity Fintech Holding Inc.

Address:	Room 1215, FIYTA Technology Building, Gaoxin South, Road One, Nanshan District, Shenzhen, 518000, Guangdong Province, People’s Republic of China
Email:	qbit@mercurityfintech.com
Attention:	Shi Qiu

With a copy to the Company’s Counsel at (which shall not constitute notice):

Address:	1185 Avenue of the Americas, 31st Floor, New York, New York 10036
Email:	hlou@SRF.LAW
Attention:	Huan Lou

If notice to the Holder: see the Purchase Agreement

10.       Headings. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

11.       Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof.

12.       Venue. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant and any other Transaction Agreements (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the Borough of Manhattan, New York, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

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13.       Interpretation. For all purposes of this Warrant, except as otherwise expressly provided, (i) the term “or” is not exclusive; (ii) the terms defined herein and any capitalized terms used herein without definition shall include the plural as well as the singular, (ii) unless otherwise provided for, all references in this Warrant to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Warrant, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Warrant as a whole and not to any particular Section or other subdivision, and (vi) “include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the expression “without limitation”.

14.       No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

15.       Counterparts. This Warrant may be executed in two or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16.       Severability. If one or more provisions of this Warrant are held to be unenforceable under any applicable law, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.       Entire Agreement. This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the Parties with respect to the subject matter hereof.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Company caused this Warrant to be executed by a director thereunto duly authorized.

COMPANY:

Mercurity Fintech Holding Inc.

By:	/s/ Shi Qiu
Name:	Shi Qiu
Title:	Chief Executive Officer

[Signature Page to Warrant]